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                                                                      EXHIBIT 21

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

                         Reeds Corporate Services, Inc.
                         Reeds Insurance Services Ltd.
                         Reeds Financial Services, Inc.
                     Reeds Jewelers of North Carolina, Inc.
                           The Melart Jewelers, Inc.